UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Exponent, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2011 NOTICE OF

ANNUAL STOCKHOLDERS MEETING

AND PROXY STATEMENT

Exponent, Inc.

149 Commonwealth Drive

Menlo Park, CA 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 2, 2011

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Exponent, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 2, 2011, at 9:00 a.m. Pacific time, at 149 Commonwealth Drive, Menlo Park, California 94025, for the following purposes:

1.	To elect seven directors for a term of one year;

2.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as independent auditor for the Company for the fiscal year ending December 30, 2011;

3.	To approve, on an advisory basis, the fiscal 2010 compensation of the Company’s named executive officers;

4.	To determine, on an advisory basis, how frequently the Company’s stockholders should be provided with an advisory vote regarding the compensation of the Company’s named executive officers; and

5.	To attend to other matters that may properly come before the meeting.

Stockholders owning the Company’s shares at the close of business on April 6, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

All stockholders of record as of the Record Date are cordially invited to attend the Annual Meeting in person.

Please note that if you hold your shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Check-in at the registration desk will be required.

FOR THE BOARD OF DIRECTORS

Richard L. Schlenker, Corporate Secretary

Menlo Park, California

April 20, 2011

EXPONENT, INC.

PROXY STATEMENT

FOR THE

2011 ANNUAL MEETING OF STOCKHOLDERS

ABOUT THE MEETING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Exponent, Inc., a Delaware corporation. The Annual Meeting of Stockholders will be held at the Company’s principal executive offices, 149 Commonwealth Drive, Menlo Park, California 94025, on Thursday, June 2, 2011 at 9:00 a.m. Pacific time. The telephone number for this location is (650) 326-9400.

What is the Purpose of the Annual Meeting?

At the Company’s Annual Meeting, stockholders will act upon matters outlined in the accompanying notice of the meeting and transact such other business that may properly come before the meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on the Record Date, April 6, 2011, receive notice of the Annual Meeting and are entitled to vote at the Annual Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon. There are no cumulative voting rights.

Please note that if you hold your shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership on the Record Date. If you do not vote your proxy, your brokerage firm may either vote your shares on routine matters, such as the ratification of the Company’s independent auditor, or leave your shares without a vote. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.

We have provided our stockholders access to our proxy materials over the internet in accordance with rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”). Therefore, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 20, 2011 to all stockholders entitled to vote at the meeting. The Notice will have instructions for stockholders on how to access Exponent’s proxy materials via a website or how to request that a printed copy of the proxy materials be mailed to them. The Notice will also have instructions on how to elect to receive all future proxy materials electronically or in printed form. If you choose to receive future proxy materials electronically, you will receive an email each year with instructions on how to access the proxy materials and proxy voting site.

The SEC has adopted rules that allow companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials to certain stockholders who share the same address, a practice referred to as “householding.” Some banks, brokers and other nominees will be householding Exponent’s proxy materials, unless contrary instructions are received from the affected stockholders. Once you have received notice from your broker or other nominee holder of your Exponent common stock that the broker or other nominee holder will be householding the proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one copy, please notify your broker or other nominee holder of your Exponent common stock. We will deliver promptly, on written or oral request, a separate copy of our proxy materials, including our annual report to stockholders, to each stockholder participating in householding. To request that proxy materials be householded or to request separate copies of proxy materials, please contact us at: Corporate Secretary, 149 Commonwealth Drive, Menlo Park, CA 94025 or by telephone at (650) 326-9400.

How Do I Vote?

You may vote by telephone, vote via the internet, or vote in person. To vote by telephone or via the internet, please follow the instructions provided in the Notice. If you elected to receive printed proxy materials, you may submit your proxy by mail. To vote by mail, you must sign your proxy card and send it in the enclosed prepaid, addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors:

•	for the seven named nominees to the Board of Directors;
•	for the ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditor for the fiscal year ending December 30, 2011;
•	to approve, on an advisory basis, the fiscal 2010 compensation of the Company’s named executive officers; and
•	for a frequency of one year for the advisory vote on compensation of the Company’s named executive officers.

If you choose to vote in person, you will have an opportunity to do so at the Annual Meeting. You may either bring your Notice to the Annual Meeting, or if you do not bring your Notice, the Company will pass out written ballots to anyone who was a stockholder as of the Record Date.

What if I Change My Mind After I Vote?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do so voting by telephone or via the internet, signing or delivering another proxy with a later date if you elected to receive printed proxy materials or by voting in person at the Annual Meeting. Your proxy with the latest date is counted.

What Does it Mean if I Receive More than One Notice?

It means you have multiple accounts with the transfer agent and/or with brokers. Please provide voting instructions for all Notices you receive.

What Constitutes a Quorum?

The presence, in person or by properly executed proxy, of the holders of a majority of the shares of common stock outstanding as of the Record Date constitutes a quorum at the Annual Meeting. Shares that voted “For,” “Against,” or “Withheld” on the proposals are treated as being present at the meeting for purposes of establishing a quorum and are deemed to be “votes cast” at the Annual Meeting with respect to the proposals. Abstentions and broker non-votes will be included for purposes of determining whether a quorum of shares is present at the Annual Meeting. However, abstentions and broker non-votes will not be included in the tabulation of the voting results on the election of directors or on issues requiring approval of a majority of the votes duly cast. Signed, unmarked proxy cards are voted as recommended by the Board of Directors. A plurality of the votes duly cast is required for the election of directors. The affirmative vote of a majority of the votes duly cast is required for the ratification of the appointment of KPMG LLP and the advisory vote on executive compensation. The stockholder advisory vote on the frequency of holding advisory votes on executive compensation will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of “FOR” votes will be considered the advisory vote of our stockholders. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” any frequency choice, and will have no direct effect on the outcome of this proposal.

As of the Record Date, a total of 14,029,158 shares of the Company’s common stock, $.001 par value, were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s common stock, see “Stock Ownership.” The closing price of the Company’s common stock on the NASDAQ Global Select Market on the Record Date was $45.17 per share.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

A Board of seven directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s seven nominees named below. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified. The Board has determined that at least a majority of the members of the Board are independent directors within the meaning of applicable NASDAQ listing standards.

Required Vote

The seven nominees receiving the highest number of affirmative votes duly cast will be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW:

Samuel H. Armacost

Age:	72

Director Since:	1989

Principal Occupation:	Chairman Emeritus of the Board of SRI International

Recent Business Experience:

Mr. Armacost was Chairman of the Board of SRI International, an independent, non-profit scientific research institute, from 1998 to March 2010. He was a Principal of Weiss, Peck & Greer, L.L.C., an investment firm, from l990 to 1997. In 1997, he was appointed Managing Director until his departure in June 1998. He was Managing Director of Merrill Lynch Capital Markets of Merrill, Lynch, Pierce, Fenner & Smith, Incorporated, from 1987 to 1990, and he was Director, President, and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. The Company believes that Mr. Armacost’s record of success in senior executive positions and service as director of a number of large public companies qualifies him to serve as a director of the Company. The Company also considered Mr. Armacost’s prior experience on and contributions to the Board in connection with his nomination.

Other Directorships:	Member of the Boards of Callaway Golf Company, Chevron Corporation, Franklin Resources, Inc. and SRI International

Mary B. Cranston

Age:	63

Director Since:	2010

Principal Occupation:	Firm Senior Partner of Pillsbury Winthrop Shaw Pittman LLP, an international law firm.

Recent Business Experience:

Ms. Cranston was the Chair and Chief Executive Officer of Pillsbury from January 1999 until April 2006, and continued to serve as Chair of Pillsbury until December 2006. Ms. Cranston has been practicing complex litigation, including antitrust, telecommunications and securities litigation since 1975, and she is a member of the American College of Trial Lawyers. The Company believes that Ms. Cranston’s record of success leading a large professional services organization and her extensive legal background qualifies her to serve as a director of the Company.

Other Directorships:	Member of the Boards of GrafTech International, Ltd., International Rectifier, Juniper Networks and Visa, Inc.

Leslie G. Denend, Ph.D.

Age:	70

Director Since:	2009

Principal Occupation:	Director of McAfee, Inc., VeriFone, Inc. and the United Services Automobile Association

Recent Business Experience:

Dr. Denend was a member of the Board of Directors of the Company from 2001 to 2007, and elected again to the Board of Directors in May, 2009. In addition, Dr. Denend was Chairman of the Board of the Company from June 2005 until May 2007. Dr. Denend was President of McAfee, Inc., from December 1997 until May 1998, President and CEO of Network General, Inc. from February 1993 until December 1997 and Chairman, President and CEO of Vitalink Communications Corporation from October 1990 until its acquisition by Network Systems Corp. in June 1991. Dr. Denend remained as a business unit president at Network Systems Corp. until December 1992. He was Executive Vice President at 3Com Corporation from January 1989 until October 1990. He was also a partner in McKinsey & Company from December 1984 until January 1989. The Company believes that Dr. Denend’s record of success in senior executive positions and service as director of a number of large public companies qualifies him to serve as a director of the Company. The Company also considered Dr. Denend’s prior experience on and contributions to the Board in connection with his nomination.

Other Directorships:	Member of the Boards of McAfee, Inc., VeriFone, Inc. and the United Services Automobile Association

Michael R. Gaulke

Age:	65

Director Since:	1994

Principal Occupation:	Chairman of the Board of Directors

Recent Business Experience:

Mr. Gaulke joined the Company in 1992, as Executive Vice President and Chief Financial Officer. He was named President in 1993, and he was appointed as a member of the Board of Directors of the Company in 1994. He served as Chief Executive Officer from 1996 to May 2009, and was appointed Chairman of the Board of Directors in May 2007. Mr. Gaulke served as Executive Chairman from May 2009 to June 2010. Prior to 1992, he held senior executive positions at Raynet Corporation and Spectra Physics, and was a consultant with McKinsey & Company. The Company believes that Mr. Gaulke’s leadership role in the Company, and extensive and unique experience with the operations of the Company, qualifies him to serve as a director of the Company. The Company also considered Mr. Gaulke’s prior senior leadership experience in technology companies and his prior service on other public company boards in connection with his nomination.

Other Directorships:	Member of the Board of Cymer, Inc., Sutter Health, and the Board of Trustees of the Palo Alto Medical Foundation

Paul R. Johnston, Ph.D.

Age:	57

Director Since:	2009

Principal Occupation:	President and Chief Executive Officer

Recent Business Experience:

Dr. Johnston joined the Company in 1981 and has assumed increasingly responsible positions over time, most recently being named Chief Executive Officer in 2009 and President in 2007. Dr. Johnston was elected to the Board of Directors in May, 2009. In his prior roles, Dr. Johnston was previously responsible for Exponent’s Health and Environmental businesses before assuming management of all of the Company’s consulting groups. He has also managed the Company’s network of offices. He is a Registered Professional Civil Engineer in the State of California. The Company believes that Dr. Johnston’s service as Chief Executive Officer and President of the Company, and extensive and unique experience with the operations of the Company, qualifies him to serve as a director of the Company.

Stephen C. Riggins

Age:	66

Director Since:	2003

Principal Occupation:	Former Western Area Managing Partner – Assurance of KPMG LLP

Recent Business Experience:

Mr. Riggins spent 30 years with KPMG LLP, where he practiced as a certified public accountant and was in a number of senior leadership positions including being a member of KPMG's Board of Directors and its Management Committee. Other roles included serving as Western Area Managing Partner - Assurance; Managing Partner - Information, Communication, and Entertainment; Managing Partner - Silicon Valley Office and Los Angeles Office. The Company believes that Mr. Riggins’s senior leadership positions with a large professional services organization and his extensive financial background qualifies him to serve as a director of the Company. The Company also considered Mr. Riggins prior experience on and contributions to the Board in connection with his nomination.

John B. Shoven, Ph.D.

Age:	63

Director Since:	2007

Principal Occupation:	Professor of Economics, Stanford University

Recent Business Experience:

Dr. Shoven is currently the Charles R. Schwab Professor of Economics at Stanford University, where he has taught since 1973. He is also the Wallace R. Hawley Director of the Stanford Institute for Economic Policy Research, a position he has held since November 1999 and earlier served in that capacity from 1989 to 1993. He served as Chairman of the Economics Department at Stanford University from 1986 to 1989 and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven earned his Ph.D. in economics from Yale University and his bachelor’s degree in physics from University of California, San Diego. Dr. Shoven is a Fellow of the American Academy of Arts and Sciences, a recipient of the Paul A. Samuelson Award for Outstanding Scholarly Writing on Lifelong Financial Security, an award winning teacher at Stanford, and has published more than one hundred professional articles and twenty books. The Company believes that Dr. Shoven’s extensive academic experience and service as director of a number of large public companies qualifies him to serve as a director of the Company. The Company also considered Dr. Shoven’s prior experience on and contributions to the Board in connection with his nomination.

Other Directorships:	Chairman of the Board of Cadence Design Systems, Inc. and a member of the Board of American Century Funds and Financial Engines, Inc.

BOARD INDEPENDENCE

The Board has determined that the following members of the Board are independent directors within the meaning of applicable NASDAQ listing standards: Samuel H. Armacost, Mary B. Cranston, Leslie G. Denend, Ph.D., Stephen C. Riggins and John B. Shoven, Ph.D. Samuel H. Armacost was appointed Lead Independent Director in May 2007. Under applicable Securities and Exchange Commission and NASDAQ rules, the existence of certain “related party” transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent. No transactions required to be disclosed under SEC rules, and no other transactions, arrangements or relationships, existed or were considered by the Board in making its independence determinations.

BOARD MEETINGS, COMMITTEES, AND BOARD LEADERSHIP

The Board held four meetings in fiscal 2010. Each director attended at least 75% of applicable Board meetings and committee meetings during fiscal 2010. The following table describes the Board’s committees. The members of each committee are all independent directors within the meaning of applicable NASDAQ listing standards.

Committee Name/Number of Members	Function of Committee	Meetings in Fiscal 2010
AUDIT COMMITTEE Stephen C. Riggins—Chairperson Samuel H. Armacost John B. Shoven, Ph.D.

•    Monitors the preparation of quarterly and annual financial reports by the Company’s management

•    Appoints and removes the Company’s independent auditor, approves the scope of their audit services and related fees, as well as any other services being provided to the Company, supervises their work (including resolution of any disagreements between management and the independent auditor regarding financial reporting) and determines whether the independent auditor is independent

•    In consultation with management and the independent auditor considers the integrity of the Company’s financial reporting process and controls regarding finance, accounting and legal compliance

8 meetings
HUMAN RESOURCES COMMITTEE Leslie G. Denend, Ph.D.—Chairperson Samuel H. Armacost Mary B. Cranston Stephen C. Riggins John B. Shoven, Ph.D.

•    Establishes the general compensation and benefit policies for all employees

•    Oversees the specific compensation plan for officers of the Company

•    Oversees the succession plan for the position of Chief Executive Officer

•    Oversees the employee development and management succession programs at the Company

•    Approves awards under the Company’s stock-based employee incentive plans

5 meetings

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE John B. Shoven, Ph.D.—Chairperson Samuel H. Armacost Mary B. Cranston Leslie G. Denend, Ph.D. Stephen C. Riggins

•    Identifies individuals qualified to become Board members

•    Makes recommendations to the Board regarding nominations for the Board

•    Oversees the Board’s annual evaluation of its performance

•    Reviews and recommends to the Board compensation for non-employee directors

•    Oversees corporate governance

4 meetings

The responsibilities of the Audit Committee, Human Resources Committee and the Corporate Governance and Nominating Committee are set forth in written charters for each committee, which are available on the Company’s website at: http://www.exponent.com/corporate-governance/.

Board Leadership and Risk Oversight

Samuel H. Armacost has served as Lead Independent Director since May 2007. The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight. The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the independent auditors’ qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. Our Human Resources Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Human Resources Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its stockholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Human Resources Committee also monitors the design and administration of the Company’s compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees.

Corporate Governance and Nominating Committee

As described in the previous table, the Corporate Governance and Nominating Committee of the Board identifies individuals qualified to become Board members, recommends that the Board select the director nominees for the next annual meeting of stockholders, oversees the Board’s annual evaluation of its performance and reviews and recommends to the Board compensation for non-employee directors. The committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and for periodically reviewing such guidelines. The members of the Corporate Governance and Nominating Committee are all independent directors within the meaning of applicable NASDAQ listing standards. The responsibilities of this committee are set forth in the Corporate Governance and Nominating Committee Charter, which is available on the Company’s website at: http://www.exponent.com/corporate-governance/.

The information below describes the criteria and process that the Corporate Governance and Nominating Committee use to evaluate candidates to the Board of Directors.

Criteria for Nomination to the Board of Directors. The Corporate Governance and Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the NASDAQ Global Select

Market, and that members of the Audit Committee meet the financial literacy requirements under the rules of the NASDAQ Global Select Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are recommended to the Board on the basis of the appropriate size, function and needs of the Board, taking into account that the Board as a whole will have competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) business strategy; and (vii) corporate governance.

Stockholders’ Proposals for Nominees. The Corporate Governance and Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Corporate Governance and Nominating Committee c/o the Secretary of the Company and should include, in addition to the other information required under our Bylaws, the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals and Nominations for the 2012 Annual Meeting.”

Process for Identifying and Evaluating Nominees. The Corporate Governance and Nominating Committee believes the Company is well served by its current directors, and in the ordinary course re-nominates incumbent directors who continue to be qualified for Board service, have performed well and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Corporate Governance and Nominating Committee may seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates are selected based on input from members of the Board, senior management of the Company and, if the Corporate Governance and Nominating Committee deems appropriate, a third-party search firm. The Corporate Governance and Nominating Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Corporate Governance and Nominating Committee. Candidates meriting serious consideration will meet with the majority of the members of the Board. Based on this input, the Corporate Governance and Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for approval of the stockholders, as appropriate.

The Company has not adopted a formal policy with respect to stockholder nominees. The Company expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2011 Annual Meeting. Each of the nominees listed in the proxy statement is a current director standing for re-election.

How to Contact the Board of Directors. Interested parties wishing to contact the non-management directors of the Company may do so by writing to them at the following address: Corporate Secretary, 149 Commonwealth Drive, Menlo Park, CA 94025. All letters received will be categorized by the Company’s Corporate Secretary, and then forwarded to the Company’s non-management directors.

The Company does not have a policy requiring the directors to attend the annual stockholders’ meeting. However, all of the Company’s directors in office at the time of our last annual stockholders’ meeting attended that meeting. It is expected that all of our directors then in office will attend the Annual Meeting.

Code of Business Conduct and Corporate Governance

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees, officers and members of the Board of Directors. The Company has also adopted a Code of

Ethics applicable to its senior financial officers, including its President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Corporate Controller and Treasurer. Copies of both documents are available on the Company’s website at: http://www.exponent.com/corporate-governance/. The Company intends to disclose any waivers from these codes in a report on Form 8-K filed with the SEC.

Risk Management

The Company takes a comprehensive approach to risk management and seeks to include risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making. The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business.

Our Board also reviews, at least biannually, the Company’s enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place. This review includes a discussion of the major risk exposures identified by senior management and steps implemented to monitor and mitigate such exposures on an ongoing basis. In addition to these reviews, our senior executives with responsibility for various business functionalities provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and the risks inherent thereto. Members of management most knowledgeable of relevant issues attend Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk.

Compensation of Directors

Members of our Board of Directors who are employees of the Company do not receive additional compensation for their services as directors of the Company. Non-employee members of the Board of Directors receive:

•	An annual cash retainer of $32,000;
•	An annual restricted stock unit grant valued at $50,000 that cliff vests one year from the date of grant;
•	$2,000 for attending each meeting of the Board of Directors;
•	$5,000 for service on the Human Resources Committee;
•	$7,500 for service on the Audit Committee;
•	$5,000 for service on the Corporate Governance and Nominating Committee;
•	$1,000 for participation in each conference call of the Audit Committee;
•	$1,000 for attending each meeting of any Committee other than the standing Committees;
•	$500 for participation in each conference call of any Committee other than the standing Committees;
•	$20,000 for serving as Chairman of the Board of Directors;
•	$20,000 for serving as Lead Independent Director of the Board of Directors;
•	$10,000 for serving as Chairperson of the Audit Committee;
•	$7,500 for serving as Chairperson of the Corporate Governance and Nominating Committee; and
•	$7,500 for serving as Chairperson of the Human Resources Committee.

Director Stock Ownership Guidelines

We believe that the financial interests of our directors should be aligned with those of our stockholders. On June 3, 2010 our Corporate Governance and Nominating Committee adopted stock ownership guidelines for all non-employee directors. The stock ownership guideline for non-employee directors is equal to the director’s annual cash retainer for board service. Stock that counts towards satisfaction of our stock ownership guidelines includes shares owned outright by the non-employee director or his or her immediate family members residing in the same household or in trust and restricted stock units, whether or not vested. The value of shares owned outright is Exponent’s prior 365-day average closing common stock price. The value of restricted stock units is the grant date fair value. The calculation is done at the beginning of each year. Non-employee directors are required to achieve their stock ownership guideline within five years of the date the guidelines were adopted. If a person’s stock ownership guideline increases, that person has a five-year period to achieve the new guideline. As of April 6, 2011, all non-employee directors met the stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

DIRECTOR COMPENSATION IN FISCAL 2010

The following table sets forth information regarding outside director compensation during fiscal 2010:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total

Samuel H. Armacost	$80,500	$50,000	$130,500

Mary B. Cranston	$30,500	$50,000	$80,500

Leslie G. Denend, Ph.D.	$57,500	$50,000	$107,500

Michael R. Gaulke	$36,333	$50,000	$86,333

Jon R. Katzenbach	$19,500	$-	$19,500

Stephen C. Riggins	$71,500	$50,000	$121,500

John B. Shoven, Ph.D.	$69,000	$50,000	$119,000

(1)

The amounts shown in this column represent the value of unvested restricted stock unit awards granted during fiscal 2010 in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. See the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of equity awards.

(2)

Each of our current outside directors was granted 1,659 restricted stock units during 2010 with a grant date fair value of $50,000. The following director restricted stock unit awards were outstanding as of December 31, 2010: Mr. Armacost 2,860, Ms. Cranston, 1,659, Dr. Denend 1,659, Mr. Gaulke 94,601, Mr. Riggins 2,860 and Dr. Shoven 2,860. The following director stock option awards were outstanding as of December 31, 2010: Mr. Gaulke 40,000.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors is responsible for general oversight of the Company’s financial accounting and reporting process. The Committee’s primary responsibilities fall into three broad categories:

•

first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent auditor about quarterly and annual financial statements and key accounting and reporting matters;

•

second, the Committee is responsible for matters concerning the relationship between the Company and its independent auditor, including their appointment or removal; approving the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the independent auditor is independent; and

•

third, the Committee in consultation with management and the independent auditor considers the integrity of the Company’s financial reporting processes and controls regarding finance, accounting and legal compliance.

The Committee’s responsibilities are presented in detail in the complete charter of the Committee, which is available on the Company’s website at: http://www.exponent.com/corporate-governance/. The charter reflects standards set forth in the applicable SEC regulations and the NASDAQ Global Select Market rules. Audit Committee members are independent as defined by these regulations and rules. The Board of Directors has determined that Mr. Riggins is an “audit committee financial expert” as such term is defined by these rules and regulations.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it considers necessary or appropriate to each of the matters assigned to it under the Committee’s charter.

In overseeing the preparation of the Company’s financial statements, the Committee met with both management and the Company’s independent auditor to review and discuss all quarterly and annual financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee discussed the statements with both management and the independent auditor. The Committee’s review included discussion with the independent auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. We have discussed with KPMG matters relating to its independence, including a review of both audit and non-audit services, and considered the compatibility of non-audit services with KPMG’s independence.

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Members of the Audit Committee

Stephen C. Riggins, Chairperson
Samuel H. Armacost
John B. Shoven, Ph.D.

RELATIONSHIP WITH INDEPENDENT AUDITOR

KPMG LLP has been the independent auditor that audits the financial statements of the Company since 1987. In accordance with standing policy, KPMG LLP periodically changes the personnel who work on the audit. In addition to performing the audit of the Company’s consolidated financial statements, KPMG LLP provided various other services during fiscal 2010. The aggregate fees incurred during fiscal 2010 and fiscal 2009 for each of the following categories of services are set forth below:

	Fiscal 2010 Fees	Fiscal 2009 Fees
Audit Fees	$588,000	$563,000
Audit-Related Fees	-	-
Tax Fees	96,000	88,000
All Other Fees	-	-

Total Fees	$684,000	$651,000

Audit Fees.    Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports. This includes fees for review of the tax provision and fees for accounting consultations on matters reflected in the financial statements. Audit fees also include audit or other attest services required by statute or regulation (foreign or domestic) such as comfort letters, consents, reviews of SEC filings, statutory audits in non-U.S. locations and reports on issuers’ internal controls required under the Sarbanes-Oxley Act.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

All Other Fees.    No other fees were incurred during fiscal years 2010 or 2009.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 30, 2011. KPMG LLP has audited the Company’s financial statements since 1987. A representative of KPMG LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

Required Vote

The ratification of the appointment of KPMG LLP will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting.

In the event that the stockholders do not approve the selection of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment of the independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR FISCAL 2010

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules. Although the vote is advisory and is not binding on us or on our Board of Directors, our Human Resources Committee will take into account the outcome of the vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address stockholder concerns.

We believe that our compensation philosophy has allowed us to attract, retain, and motive qualified executive officers who have contributed to our success. For more information regarding the compensation of our named executive officers and our compensation philosophy, we encourage you to read the section of this proxy entitled “Executive Officer Compensation – Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables for a more detailed discussion of our compensation policies and practices.

We are asking for stockholder approval of the compensation of our named executive officers in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Required Vote

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY

STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER ADVISORY VOTES

ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables the Company’s stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. This “say on frequency” vote is required to be held at least once every six years.

After consideration of the frequency alternatives, our Board of Directors believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its stockholders at this time.

Required Vote

Stockholders are asked to specify one of four votes on this proposal: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove of the Board of Directors’ recommendation. The proxy holders will vote all proxies received for an advisory vote to approve executive compensation every year unless instructed otherwise. Approval of the frequency of an advisory vote to approve executive compensation will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of “FOR” votes will be considered the advisory vote of the stockholders. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” any frequency choice, and will have no direct effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF ONE YEAR FOR

THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

STOCK OWNERSHIP

The following table indicates beneficial ownership of the Company’s common stock as of April 6, 2011. It includes stockholders known by the Company to beneficially own more than 5% of the Company’s common stock, the Company’s directors, the executive officers of the Company named in the Summary Compensation Table, and the directors and executive officers of the Company as a group. A total of 14,029,158 shares of the Company’s common stock were issued and outstanding as of April 6, 2011.

Name and Address of Beneficial Owners	Number of Shares (1)	Percent of Total (1)
Neuberger Berman Group LLC (2)	1,697,770	12.1%
605 Third Avenue
New York, NY 10158
Kayne Anderson Rudnick Investment Management LLC (2)	1,131,040	8.1%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
BlackRock, Inc. (2)	1,117,203	8.0%
40 East 52nd Street
New York, NY 10022
Royce & Associates, LLC (2)	990,030	7.1%
745 Fifth Avenue
New York, NY 10151
Capital World Investors (2)	936,400	6.7%
333 South Hope Street
Los Angeles, CA 90071
Capital Research Global Investors (2)	799,515	5.7%
333 South Hope Street
Los Angeles, CA 90071
Richard L. Schlenker (3)	276,802	2.0%
Paul R. Johnston, Ph.D. (4)	198,449	1.4%
Samuel H. Armacost (5)	141,495	1.0%
Robert D. Caligiuri, Ph.D. (6)	132,424	*
Michael R. Gaulke (7)	127,066	*
Stephen C. Riggins (5)	12,960	*
John E. Moalli, Sc.D.	7,354	*
John B. Shoven, Ph.D. (5) 2	6,783	*
Leslie G. Denend, Ph.D.(8)	3,594	*
Mary B. Cranston (8)	1,659	*
Elizabeth L. Anderson, Ph.D.	-	*
All Directors & Executive Officers (15 persons) (9)	974,024	6.8%

*	Represents less than one percent of the outstanding common stock of the Company.
(1)

The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within sixty days of April 6, 2011, through the exercise of any stock option or other right. The denominator of the calculation consists of shares the director’s and executive officer’s have the right to acquire through the exercise of any stock option or other right within sixty days of April 6, 2011, plus the Company’s total shares outstanding as of April 6, 2011. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)

Based on information contained in a report on Schedule 13G/A filed with the SEC on February 14, 2011 for Neuberger Berman Group LLC, a report on Schedule 13G filed on February 2, 2011 for Kayne Anderson

Rudnick Investment Management LLC, a report on Schedule 13G/A filed on February 4, 2011 for BlackRock, Inc., a report on Schedule 13G/A filed on January 12, 2011 for Royce & Associates, LLC, a report on Schedule 13G/A filed on February 14, 2011 for Capital World Investors and a report on Schedule 13G on February 11, 2011 for Capital Research Global Investors.

(3)	Includes 125,019 shares of common stock subject to options exercisable within sixty days of April 6, 2011.
(4)	Includes 124,999 shares of common stock subject to options exercisable within sixty days of April 6, 2011.
(5)	Includes 2,860 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 6, 2011.
(6)	Includes 60,000 shares of common stock subject to options exercisable within sixty days of April 6, 2011.
(7)

Includes 32,500 shares of common stock subject to options exercisable within sixty days of April 6, 2011 and 1,659 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 6, 2011.

(8)	Includes 1,659 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 6, 2011.
(9)

Includes 346,518 shares of common stock subject to options exercisable within sixty days of April 6, 2011 and 13,557 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 6, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during fiscal 2010, all filings with the SEC, by its executive officers, directors and 10% stockholders complied with requirements for reporting ownership or changes in ownership of Company common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, Messrs. Armacost, Denend, Katzenbach, Riggins and Shoven and Ms. Cranston served as members of the Human Resources Committee. No member of the Human Resources Committee is or was formerly an officer or an employee of the Company or any of its subsidiaries.

No interlocking relationship exists between the Company’s Board of Directors or Human Resources Committee and the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices with respect to our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer and our other three most highly-compensated executive officers, as determined in accordance with applicable SEC rules and as set out in the “Summary Compensation Table”. We collectively refer to these five individuals as our “named executive officers.”

General Philosophy. Our fundamental compensation philosophy is to align management’s incentives with the long-term interests of our stockholders, create a sense of partnership and to provide a retention vehicle. We strive to compensate our named executive officers competitively with executives and consulting professionals throughout the industry and geographies in which we operate. Executive officer compensation is based on the performance of the Company, individual achievements and the competitive environment. Individual performance assessments are based on both objective and subjective appraisals of financial performance, professional accomplishments and leadership that meet the level of excellence demanded. We use a total compensation approach for our named executive officers, in which each element of compensation is reviewed individually and considered collectively with the other elements of our compensation program to ensure that it is consistent with the objectives of both that particular element of compensation and our overall compensation program. Our compensation program consists of the following elements: base salary, bonus, equity compensation and other benefits.

Board Process. The responsibility for determining the compensation of our named executive officers has been delegated by the Board of Directors to the Human Resources Committee (which is hereinafter referred to as the “Committee”). However, for our President and Chief Executive Officer’s compensation, the Committee makes recommendations to the independent members of the Board who determine his compensation. As described in more detail below, the Committee’s responsibilities include establishing the general compensation policies for all employees and overseeing the specific compensation for officers of the Company. The Committee regularly reviews these compensation programs and makes adjustments as appropriate to accomplish its objectives. The Committee met five times during fiscal 2010.

In the case of the President and Chief Executive Officer, the Committee reviews the President and Chief Executive Officer’s written assessment of his performance, evaluates the performance of the President and Chief Executive Officer relative to his objectives and recommends the appropriate compensation to the independent members of the Board for approval. For the other executive officers, the President and Chief Executive Officer evaluates their performance and presents his evaluation and compensation recommendations to the Committee for review and approval. The Committee also approves all equity compensation grants. The Charter of the Committee is available on our website at: http://www.exponent.com/corporate-governance/.

The Charter of the Committee provides for the Committee to retain, and terminate as necessary, a compensation consultant. During 2010, the Committee engaged Compensia, an executive compensation consulting firm, to provide recommendations regarding a framework for performance objectives, as discussed below, and competitive compensation data for our President and Chief Executive and Executive Vice President and Chief Financial Officers. The Committee reviewed competitive compensation data for the Chief Executive and Chief Financial Officers of 11 publicly-traded professional service companies with revenue, operating income, and business focus comparable to Exponent. Those companies included The Advisory Board, The Corporate Executive Board, CRA International, Diamond Management & Technology Consultants, Duff & Phelps, Heidrick and Struggles, Huron Consulting, ICF International, Korn/Ferry, Navigant Consulting, and Resource Connection. During 2010, the Committee also reviewed executive compensation survey data compiled by Radford, a compensation survey provider, for chief financial officers of publicly-traded companies in Northern California with annual revenues in the $100 million to $300 million range. The Committee does not target compensation against a specific percentile or range of percentiles within any peer group, because there are no comparable companies that offer the same technical capability and breadth of services as Exponent. The competitive compensation data for base salary, total cash compensation and long-term incentives provided by Compensia was reviewed by the independent members of the Board to ensure that the President and Chief Executive Officer’s compensation is not an outlier relative to the peer group reviewed. The competitive compensation data for base salary, total cash compensation and long-term incentives and the executive compensation survey data for chief financial officers provided by Radford were reviewed by the Committee to ensure that the Executive Vice President and Chief Financial Officer’s compensation is not an outlier relative to the peer groups reviewed.

Compensation and Risk Management

The Committee does not believe that our executive compensation program encourages excessive or unnecessary risk-taking. By dividing our executives’ compensation into three key elements, the Committee believes it has properly weighted the performance compensation eligible to be earned by our executives appropriately between short-term and long-term goals. Additionally, the annual bonus for the President and Chief Executive Officer is capped at two times his target bonus and 40% of each executive officer’s annual bonus is settled with fully vested restricted stock units that are not delivered for four years. These provisions add protection against disproportionately large short-term incentives. The primary component of our equity compensation program is restricted stock units that cliff vest four years from the date of grant. The delayed vesting encourages our executives’ sustained focus on the long-term performance of the Company. The Committee believes our executive compensation program promotes proper alignment of our executives’ interests with those of the Company’s stockholders.

Elements of Compensation Program

Base Salary. We believe that competitive base salaries are necessary to attract and retain management talent critical to achieving our business objectives. We strive to provide base salaries commensurate with comparable executives at professional service organizations of similar size and location and with consulting professionals of similar background and experience working for both professional service organizations and in private practice. Base salaries are reviewed annually and adjusted to realign salaries with market levels after taking into account our performance, as well as the individual’s responsibilities, experience and performance. The level of total compensation relative to our other executive officers, senior scientific and engineering consultants that we hire and those that have left to compete with us are also considered when determining executive officer base salaries.

Effective April 4, 2011, the base salary for Dr. Johnston increased 4.76% from $525,000 to $550,000. Dr. Johnston’s increased base salary reflected a level that the independent members of the Board concluded was appropriate based upon Dr. Johnston’s performance and the competitive compensation data provided by Compensia. Effective April 4, 2011, the base salary for Mr. Schlenker increased 5.71% from $350,000 to $370,000. Mr. Schlenker’s increased base salary reflected a level that the Committee concluded was appropriate based upon Mr. Schlenker’s performance, competitive compensation data provided by Compensia and executive survey data provided by Radford. For fiscal 2011, the Committee concluded that the salaries for Dr. Anderson and Dr. Caligiuri of $475,000 and $500,000, respectively, were competitive and would not be increased. Effective April 4, 2011, the base salary for Dr. Moalli increased by 4.49% from $445,000 to $465,000. The base salary increase for Dr. Moalli, reflects the level that the Committee concluded was appropriate based upon his performance in fiscal 2010.

Bonus. Annual bonuses are designed to create an incentive and to reward named executive officers for their contributions to our performance by making a significant portion of their total compensation variable. Our bonus plan covers all employees, including named executive officers, and the bonus pool is equal to 33% of our pre-tax income before bonuses, stock-based compensation, realized gain/loss on foreign exchange and interest income. An additional amount of up to the President and Chief Executive Officer’s target bonus will be added to the bonus pool if the President and Chief Executive Officer’s targets for revenue and profit are exceeded, as discussed below. Our bonus pool has historically been 33% and the Committee determined that this amount was competitive for fiscal 2010. The total amount available in the bonus pool for fiscal 2010 was $25,585,000. Generally 40% of each named executive officer’s annual bonus is settled with fully vested restricted stock unit awards to provide a longer term incentive, under which each executive officer has the right to receive shares of our common stock four years from the date of grant. The remainder of each executive officer’s annual bonus is paid in cash.

Where a named executive officer has responsibilities for both providing direct consulting services to clients and managing a business unit, his or her performance is generally weighted toward the direct consulting activities. For a named executive officer who has broader corporate responsibilities, such as our Executive Vice President and Chief Financial Officer, his performance is based on that officer’s overall contribution to the Company.

For fiscal 2010, the President and Chief Executive Officer’s performance was evaluated using a process developed with the help of Compensia, based on performance objectives in three categories: revenue, profitability, and leadership. The portion of the bonus determined based on objective business criteria established by the independent members of the Board is intended to qualify as performance based compensation pursuant to Section 162(m) of the Code, while the portion of the bonus based on qualitative criteria is not. We have done this based upon our philosophy of determining total executive compensation using a combination of quantitative and qualitative assessments of performance.

Performance Awards. Our 2008 Equity Incentive Plan authorizes the grant of performance awards to our executive officers. Performance Awards are payable only to the extent certain performance targets, based on objective business criteria specified by the Committee or the independent members of the Board, are achieved in the relevant measurement period. Performance awards are payable in cash or restricted stock units, at the discretion of the Committee or the independent members of the Board. At the beginning of each year, the Committee or independent members of the Board must determine the performance goals and the achievement necessary for the bonus payout. After the conclusion of the performance period, the Committee or the independent members of the Board certifies (1) the extent to which each executive officer has achieved the applicable prior fiscal year’s performance targets, and (2) the appropriate amount, if any, to be paid with respect to such performance-based annual incentive award. Even if the performance targets are achieved, the Committee or the independent members of our Board may reduce the amount of an award through “negative discretion” and thereby reduce the payment made under a performance award, but the Committee or the independent members of the Board cannot increase the amount of such award.

On February 11, 2010 the independent members of the Board determined the performance award to be granted to Dr. Johnston for fiscal 2010. In doing so, the independent members of the Board established the performance targets, the performance required to achieve payout under the award and maximum amounts payable under this award. The independent members of the Board set the target bonus level and maximum payout at amounts they believe are competitive based on the compensation data provided by Compensia. Dr. Johnston’s target award was set at $175,000 with the maximum amount payable set at twice the target. In establishing the target for Dr. Johnston’s 2010 performance award, the independent members of the Board decided that 60% of the award will be payable in cash and 40% of the award will be payable in fully vested restricted stock units under which Dr. Johnston has the right to receive shares of our common stock four years from the date of grant.

Two performance targets were established. The revenue performance target was a 5% increase in revenues before reimbursements excluding the revenue before reimbursements for product sales in excess of $2 million. This target is measured on a scale of 0 to 2 with 0 being equal to 5% revenue decline, 1 being equal to 5% revenue growth, and 2 being equal to 15% revenue growth. We exceeded this quantitative goal with actual revenues before reimbursements (excluding revenue before reimbursements for product sales in excess of $2 million) growth of 7.18%. This resulted in a quantitative performance factor for this objective of 1.22 on a scale of 0 to 2.

The profit performance target was to meet the adjusted EBITDAS target margin. The adjusted EBITDAS margin is the calculated margin (EBITDAS/revenue before reimbursements) after subtracting the profit and revenue from product sales in excess of $2 million from EBITDAS and revenue before reimbursements respectively. The EBITDAS target margin for fiscal 2010 was the fiscal 2009 adjusted EBITDAS margin increased or decreased by five basis points for each 1% of revenue before reimbursements growth above or below 5%. This is also measured on a scale of 0 to 2 with 0 being equal to 200 basis points below the EBITDAS target martin, 1 being equal to the EBITDAS target margin, and 2 being equal to 200 basis points above the EBITDAS target margin. We exceeded this quantitative goal by exceeding the EBITDAS target margin by 312 basis points. This resulted in a quantitative performance factor for this objective of 2 on a scale of 0 to 2.

On February 11, 2011, the independent members of the Board certified and determined the amount payable to Dr. Johnston with respect to the cash and equity components of his performance award for fiscal 2010. Both of the performance targets are weighted equally. This resulted in a composite performance factor of 1.61 on a scale of 0 to 2. Accordingly, the formula amount payable for the performance award was $282,000. Per Dr. Johnston’s request the independent members of the Board decided to exercise their negative discretion to reduce the calculated award to $230,000.

Qualitative Bonuses. The target for Dr. Johnston’s qualitative bonus was set at $350,000 for fiscal 2010 with the maximum payout set at twice the target. The independent members of the Board set the target bonus level and maximum payout at amounts they believe are competitive based on the compensation data provided by Compensia. Performance was evaluated based on objectives in three categories: revenue, profitability and leadership. The three performance objectives are increase revenue, increase profit and demonstrate leadership. The performance objectives for increase revenue and increase profit are weighted 25% each and the performance objective for demonstrate leadership is weighted 50%. The independent members of the Board may reduce the qualitative bonus from the target amount at their discretion.

With respect to the increase revenue objective, the determination was based on the judgment of the independent members of the Board, taking into consideration factors such as how well we accomplished strategic growth initiatives, added top talent and increased focus on business development of senior staff. For the increase profit objective, the determination was based on the judgment of the independent members of the Board, taking into consideration factors such as how we were able to control expenses, leverage infrastructure and manage headcount growth. The demonstrate leadership objective was based on the judgment of the independent members of the Board taking into consideration factors such as protection of the firm during the economic downturn, recruiting, retention of key consulting staff and our overall strategic direction.

In determining the appropriate qualitative bonus the independent members of the Board considered Dr. Johnston’s contributions to achieving each of the three objectives. In making a qualitative assessment of the revenue objective the independent members of the Board determined that this objective was exceeded due to the growth of our health centers, including the work we did assisting clients with European chemical registration compliance, the growth of our Defense Technology Development Practice, business development efforts related to product design consulting, energy and electric utilities, the addition of top talent and the increased focus on business development of senior staff. In making a qualitative assessment of the profit objective the independent members of the Board determined that this objective was exceeded due to how effectively expenses were managed and how well infrastructure was leveraged. The independent members of the Board also considered the management of our headcount and the increase in utilization. With respect to the leadership objective, the independent members of the Board recognized that this objective was exceeded due to the protection of the firm during the economic downturn, the expansion of our talent base and the strategic direction provided. Based on the independent members of the Board’s qualitative evaluation, the composite performance factor was 1.47 on a scale of 0 to 2. Accordingly, the formula amount payable for the qualitative bonus was $515,000. Per Dr. Johnston’s request the independent members of the Board decided to exercise their discretion to reduce the qualitative bonus to $420,000. The independent members of the Board decided that 60% of the qualitative bonus will be paid in cash and 40% of the qualitative bonus will be settled with fully vested restricted stock units under which Dr. Johnston has the right to receive shares of our common stock four years from the date of grant.

We do not have target bonuses for our other named executive officers. The bonuses for the other named executive officers were determined based on the size of our bonus pool and their relative contribution to our overall performance. Total compensation was also considered when determining the annual bonuses for our other named executive officers.

Equity Compensation. Our equity compensation program is designed to align the named executive officers and stockholders’ interests, create a sense of partnership and long-term incentives, and provide a mechanism for retention and to provide a competitive total compensation package. We use a combination of restricted stock units and stock options to achieve these objectives.

Generally 40% of each named executive officer’s annual bonus is settled with fully vested restricted stock unit awards. The percentage of each named executive officer’s annual bonus settled with vested restricted stock unit awards may be less than 40% when called for by the terms of an employment agreement or when other equity grants made were deemed adequate to align named executive officers and stockholders’ interests, by using long-term incentives to create a sense of partnership, provide a mechanism for retention and provide a competitive total compensation package. Under these restricted stock unit awards, each executive officer has the right to receive shares of our common stock four years from the date of grant. Each named executive officer who received a fully vested restricted stock unit award is also granted a matching number of unvested restricted stock unit awards. These unvested restricted stock unit awards cliff vest four years from the date of grant provided the holder has met certain employment conditions. In the case of retirement at 59  1/2 years or older, all unvested restricted stock unit awards will continue to vest, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

Our practice is to determine each named executive officer’s bonus and the dollar amount of vested and unvested restricted stock unit awards following the availability of financial results for the prior year. With the exception of significant promotions and new hires, we generally grant restricted stock unit awards once a year during the allocation of our bonus pool. For restricted stock unit awards our 2008 Equity Incentive Plan defines the fair market value of the restricted stock unit awards as the closing price of our stock on the day of grant.

During the annual review process in February 2010, the Committee granted a stock option to purchase 25,000 shares of our common stock to Dr. Johnston and a stock option to purchase 17,500 shares of our common stock to Mr. Schlenker. These stock option grants reflect levels that the Committee concluded were generally appropriate based upon past practices within the Company, each individual’s total stock ownership, the competitive compensation data provided by Compensia and the executive compensation survey data provided by Radford. For stock option awards the exercise price is equal to the closing price of our stock on the date of grant. Our option awards vest ratably over a four-year period beginning on the grant date, subject to continued employment.

Unvested restricted stock unit awards and stock options are also granted for select new hires and promotions.

Executive Stock Ownership Guidelines. We believe that the financial interests of our executive officers should be aligned with those of our stockholders. On June 3, 2010 our Corporate Governance and Nominating Committee adopted stock ownership guidelines for all named executive officers. Our stock ownership guidelines are determined as a multiple of the named executive officer’s annual base salary. Individual guidelines are three times for the Chief Executive Officer, two times for the Chief Financial Officer and one time for the other named executive officers. Stock that counts towards satisfaction of our stock ownership guidelines includes shares owned outright by the named executive officer or his or her immediate family members residing in the same household or in trust and restricted stock units, whether or not vested. The value of shares owned outright is Exponent’s prior 365-day average closing common stock price. The value of restricted stock units is the grant date fair value. The calculation is done at the beginning of each year. Named executive officers are required to achieve their stock ownership guideline within five years of the date the guidelines were adopted. If a person’s stock ownership guideline increases, that person has a five-year period to achieve the new guideline. As of April 6, 2011, all the named executive officers met the stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

Nonqualified Deferred Compensation. To attract and retain high performing executive officers and consultants we have a nonqualified deferred compensation plan under which we provide certain highly compensated employees, including the named executive officers, the opportunity to elect to defer the receipt of compensation. Participants in the plan may elect to defer up to 100% of their compensation including base salary and bonus. We also retain the discretion to make company contributions for any participant. For additional information, please refer to the Nonqualified Deferred Compensation table.

Other Benefits. Executive officers participate in our other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, an employee stock purchase plan and company contributions to each employee’s 401(k) plan. We also provide vacation and other paid holidays to all employees, including executive officers.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally places a limit of $1,000,000 on the amount of annual compensation that we may deduct in any one year with respect to certain executive officers unless the compensation is qualifying performance-based compensation where certain requirements are met. It is the policy of the Committee to have stock option compensation and performance awards qualify for full deductibility to the extent feasible and consistent with our overall compensation objectives. Our 1999 Stock Option Plan and 2008 Equity Incentive Plan are designed to enable compensation recognized in connection with the exercise of options and the settlement of performance awards to qualify as performance based compensation eligible for deductibility under Section 162(m). Base salary, qualitative bonuses, and restricted stock unit awards (excluding performance awards settled with restricted stock units) do not qualify as exceptions to the deduction limit under Section 162(m) due to the Committee’s philosophy of determining total executive compensation using a combination of quantitative and qualitative assessments of performance.

Compensation Accounting Matters

The Committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and bonuses as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The Committee believes, however, that the many advantages of equity compensation more than compensate for the non-cash accounting expense associated with these types of awards. We currently amortize compensation expense associated with equity awards over an award’s requisite service period and establish fair value of equity awards in accordance with applicable accounting standards. Based upon the structure of our employee stock purchase plan program we are not required to record compensation expenses for financial statement purposes in connection with employees’ rights to purchase our stock granted under this program.

Potential Payments upon Termination or Change-in-Control

Our restricted stock unit award agreements state that in the event of a change in control of the Company, the successor shall assume or substitute equivalent awards on the same terms and conditions. If the award holder is involuntarily terminated for any reason other than the award holder’s failure to substantially perform the duties of the award holder’s position within a two-year period beginning on the date of the change in control, all awards are vested and settled on the date of termination. Assuming a change in control and involuntary termination of employment, the value of restricted stock unit awards that would have vested based on the closing price of our common stock on December 31, 2010 of $37.54 for each named executive officer was as follows: Dr. Johnston $984,562, Mr. Schlenker $750,688, Dr. Anderson $614,493, Dr. Moalli $710,219, and Dr. Caligiuri $890,261. We do not have any other contracts, agreements (including employment agreements), plans or arrangements, whether written or unwritten, providing for payments to a named executive officer at, following, or in connection with any termination of a named executive officer or a change in control or a change in a named executive officer’s responsibilities.

SUMMARY COMPENSATION TABLE

The following table summarizes information regarding compensation earned by our named executive officers during fiscal 2010:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (6)	Option Awards ($) (4) (6)	All Other Compensation ($) (5)	Total ($)

Paul R. Johnston, Ph.D. President and Chief Executive Officer	2010	$525,013	$390,000	$384,000	$292,510	-	$1,591,523
	2009	$507,017	$288,000	$384,000	$150,315	-	$1,329,332
	2008	$485,499	$288,000	$320,000	$192,300	-	$1,285,799

Richard L. Schlenker Executive Vice President, Chief Financial Officer and Corporate Secretary	2010	$350,022	$240,000	$280,000	$204,757	-	$1,074,779
	2009	$343,096	$210,000	$280,000	$150,315	-	$983,411
	2008	$316,157	$210,000	$280,000	$192,300	-	$998,457

Elizabeth L. Anderson, Ph.D. Group Vice President	2010	$470,028	$225,000	$360,000	-	-	$1,055,028
	2009	$455,021	$270,000	$240,000	-	-	$965,021
	2008	$458,769	$180,000	$320,000	-	$224,447	$1,183,216

John E. Moalli, Sc.D. Group Vice President	2010	$442,536	$315,000	$260,000	-	-	$1,017,536
	2009	$431,566	$195,000	$260,000	-	-	$886,566
	2008	$423,089	$195,000	$240,000	-	-	$858,089

Robert D. Caligiuri, Ph.D. Group Vice President	2010	$500,032	$225,000	$272,000	-	-	$997,032
	2009	$497,723	$204,000	$320,000	-	-	$1,021,723
	2008	$494,448	$240,000	$288,000	-	-	$1,022,448

(1)	Fiscal 2008 was 53 weeks as compared to 52 weeks for fiscal 2010 and 2009.
(2)

The amounts shown in this column represent the value of cash bonuses earned during the year indicated and paid in the first quarter of the subsequent year, excluding the portion settled with vested restricted stock unit awards.

(3)

The amounts shown in this column represent the value of vested and unvested restricted stock unit awards granted during the year indicated, regardless of when earned. The value of restricted stock units granted during the first quarter of 2011 to settle a portion of each named executive officer’s fiscal 2010 bonus are not included in this column.

(4)	The amounts shown in this column represent the Black-Scholes calculated value for stock options granted during the year indicated, regardless of when earned.
(5)

Dr. Anderson received a $1 million contribution to the Company's nonqualified deferred compensation plan associated with an employment arrangement signed on May 9, 2006. This column represents the portion of this contribution that vested each year.

(6)

The values of equity-based awards for this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. See the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of equity awards.

Employment Agreements. In 2006, we entered into an employment agreement with Dr. Anderson. Under the agreement Dr. Anderson is an exempt at-will employee and eligible to participate in all of our compensation and benefit programs. Per the terms of this agreement Dr. Anderson received a $1 million contribution under our deferred compensation plan. One-eighth of this contribution vested on each three-month anniversary of Dr. Anderson’s date of hire. The agreement includes a five-year non-compete provision. All other named executive officers are at-will employees and are not party to employment agreements with the Company.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

The following table sets forth information regarding grants of plan-based awards to our named executive officers during fiscal 2010:

Name	Grant Date	Human Resource Committee Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price of Underlying Security on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Dr. Johnston	03/12/2010	02/11/2010	6,709	(1)			$28.62	$192,000
	03/12/2010	02/11/2010	6,709	(2)			$28.62	$192,000
	02/11/2010	02/11/2010			25,000	$25.96	$25.96	$292,510

Mr. Schlenker	03/12/2010	02/11/2010	4,892	(1)			$28.62	$140,000
	03/12/2010	02/11/2010	4,892	(2)			$28.62	$140,000
	02/11/2010	02/11/2010			17,500	$25.96	$25.96	$204,757

Dr. Anderson	03/12/2010	03/01/2010	6,290	(1)			$28.62	$180,000
	03/12/2010	03/01/2010	6,290	(2)			$28.62	$180,000

Dr. Moalli	03/12/2010	03/01/2010	4,543	(1)			$28.62	$130,000
	03/12/2010	03/01/2010	4,543	(2)			$28.62	$130,000

Dr. Caligiuri	03/12/2010	03/01/2010	4,752	(1)			$28.62	$136,000
	03/12/2010	03/01/2010	4,752	(2)			$28.62	$136,000

(1)	Amounts represent the number of fully vested restricted stock units granted under our 2008 Equity Incentive Plan.
(2)	Amounts represent the number of unvested restricted stock units granted under our 2008 Equity Incentive Plan. These awards cliff vest four years from the date of grant.
(3)

Amounts represent options granted under our 2008 Equity Incentive Plan. These options become exercisable over a period of four years at a rate of 25% per year, subject to continued employment, and expire 10 years from the date of grant.

Restricted Stock Unit Awards. Each of the named executive officers were awarded the number of vested and unvested restricted stock unit awards as shown in the table above. The number of fully vested restricted stock unit awards granted was determined by dividing the portion of each named executive officer’s 2009 bonus designated for settlement in fully vested restricted stock units by the closing price of our common stock on the day of the grant. An equal number of matching unvested restricted stock unit awards were also granted to each named executive officer. For financial statement reporting purposes the value of these awards is amortized over the shorter of the four-year vesting period or the period between the grant date and the date the award recipient turns 59 1/2.

Stock Options. Certain of the named executive officers were awarded stock options as shown in the table above. The exercise price of these stock options was equal to the closing price of our common stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following table sets forth information regarding each named executive officer’s outstanding equity awards as of December 31, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)

Dr. Johnston		25,000	(2)	$25.96	02/11/2020	6,709	(7)	$251,856
	3,750	11,250	(3)	$23.07	02/12/2019	8,011	(8)	$300,733
	7,500	7,500	(4)	$31.01	02/05/2018	5,072	(9)	$190,403
	15,000	5,000	(6)	$22.02	05/22/2017	6,435	(10)	$241,570
	15,000	5,000	(5)	$18.37	02/02/2017
	20,000			$15.65	02/09/2016
	20,000			$12.02	03/01/2015
	20,000			$11.31	03/12/2014

Mr. Schlenker		17,500	(2)	$25.96	02/11/2020	4,892	(7)	$183,646
	3,750	11,250	(3)	$23.07	02/12/2019	5,841	(8)	$219,271
	7,500	7,500	(4)	$31.01	02/05/2018	4,438	(9)	$166,603
	15,000	5,000	(5)	$18.37	02/02/2017	4,826	(10)	$181,168
	15,000			$15.65	02/09/2016
	20,000			$12.02	03/01/2015
	20,000			$11.31	03/12/2014
	16,896			$7.02	03/03/2013
	10,000			$6.51	03/05/2012
	16,580			$5.86	03/06/2011

Dr. Anderson	-	-		-	-	6,290	(7)	$236,127
						5,007	(8)	$187,963
						5,072	(9)	$190,403

Dr. Moalli	-	-		-	-	4,543	(7)	$170,544
						5,424	(8)	$203,617
						3,804	(9)	$142,802
						5,148	(10)	$193,256

Dr. Caligiuri	40,000			$7.02	03/03/2013	4,752	(7)	$178,390
	20,000			$6.51	03/05/2012	6,676	(8)	$250,617
						4,565	(9)	$171,370
						7,722	(10)	$289,884

(1)	Value is determined based on the closing price of our common stock on December 31, 2010 of $37.54 per share.
(2)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 11, 2014.
(3)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 12, 2013.
(4)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 5, 2012.
(5)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 2, 2011.
(6)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on May 22, 2011.
(7)	Stock awards cliff vest on March 12, 2014.
(8)	Stock awards cliff vest on March 13, 2013.
(9)	Stock awards cliff vest on March 14, 2012.
(10)	Stock awards cliff vest on March 9, 2011.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

The following table sets forth information for each named executive officer regarding options exercised and restricted stock units vested during fiscal 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Dr. Johnston	123,000	$3,167,612	6,709	(1)	$192,000
			4,836	(2)	$136,859

Mr. Schlenker	72,813	$1,774,485	4,892	(1)	$140,000
			2,902	(2)	$82,127

Dr. Anderson	-	-	6,290	(1)	$180,000

Dr. Moalli	-	-	4,543	(1)	$130,000
			4,254	(2)	$120,388

Dr. Caligiuri	30,000	$774,085	4,752	(1)	$136,000
			7,736	(2)	$218,929

(1)	The amounts shown represent fully vested restricted stock units granted on March 12, 2010 to settle a portion of each named executive officer’s 2009 bonus.
(2)	The amounts shown represent unvested restricted stock unit awards granted on March 10, 2006 that vested and were settled on March 10, 2010.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2010

The following table sets forth information regarding activity in our nonqualified deferred compensation plan for each named executive officer during fiscal 2010:

Name	Executive Contributions in 2010		Registrant Contributions in 2010	Aggregate Earnings in 2010	Aggregate Withdrawals/ Distributions in 2010	Aggregate Balance at 12/31/10 (2)

Dr. Johnston	-		-	-	-	-

Mr. Schlenker	-		-	$4,380	-	$23,849

Dr. Anderson	$52,000		-	$15,584	-	$128,251

Dr. Moalli	-		-	-	-	-

Dr. Caligiuri	$51,000	(1)	-	$20,235	-	$247,284

(1)	Amount represents the portion of Dr. Caligiuri’s 2009 bonus, disclosed in the Summary Compensation Table, that the employee elected to contribute to the deferred compensation plan.
(2)	The aggregate balance at December 31, 2010 was fully vested for all named executive officers.

EQUITY COMPENSATION PLAN INFORMATION IN FISCAL 2010

The following table sets forth certain information regarding securities authorized for issuance under the Company’s equity compensation plans during the fiscal year ended December 31, 2010. The equity compensation plans of the Company include the 2008 Equity Incentive Plan and the 2008 Employee Stock Purchase Plan. Also included in the table are options and restricted stock units outstanding for the following equity compensation plans which were terminated upon adoption of the 2008 Equity Incentive Plan and the 2008 Employee Stock Purchase Plan: the 1999 Stock Option Plan, the Restricted Stock Award Plan and the 1998 Stock Option Plan.

The 2008 Equity Incentive Plan, the 2008 Employee Stock Purchase Plan, the 1999 Stock Option Plan and the Restricted Stock Award Plan were approved by the Company’s stockholders. The 1998 Stock Option Plan was not approved by the Company’s stockholders.

The following table summarizes the Company’s equity compensation plans as of December 31, 2010:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders	1,557,304	(1)	$16.27	1,308,683 (2)

Equity compensation plans not approved by security holders	30,164		$6.45	-

Total	1,587,468		$15.69	1,308,683

(1)	Includes 1,076,328 shares of common stock issuable to settle restricted stock unit awards. No weighted average exercise price has been assumed for these shares in the table above.
(2)	Includes 123,244 shares which are reserved for issuance under the 2008 Employee Stock Purchase Plan.

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Human Resources Committee of the Board of Directors does not constitute soliciting material and should not be considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Human Resources Committee of the Board of Directors establishes the general compensation policies for all employees and oversees the specific compensation plans for officers of the Company, including the Chief Executive Officer. The Committee is composed of the five independent non-employee directors. No executive officers of the Company are included on the Human Resources Committee.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis, and based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy statement.

Members of the Human Resources Committee

Leslie G. Denend, Ph.D., Chairperson
Samuel H. Armacost
Mary B. Cranston
Stephen C. Riggins
John B. Shoven, Ph.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We are a party to indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law.

Exponent Engineering

In January 2006, we entered into a services agreement with Exponent Engineering, P.C., a California professional corporation that is qualified to do business in the States of New York, Michigan, and North Carolina, in order to facilitate the provision of professional engineering services in these states. Pursuant to the agreement, we provide all professional and administrative services required by Exponent Engineering. In exchange for these services, Exponent Engineering will deliver to us all amounts or other consideration received by Exponent Engineering resulting from the provision of these professional services. The shareholders of Exponent Engineering are executive officers of Exponent. However, none of these executive officers receive any compensation for their participation in Exponent Engineering and have no financial interest in the securities of Exponent Engineering. During fiscal 2010 we received $1,961,000 of consideration from Exponent Engineering under this services agreement.

Audit Committee Approval Procedures

The Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions.

OTHER MATTERS

The Company knows of no other matters that will be brought before the meeting. However, if any such matters are properly presented before the meeting, it is the intention of the persons named in the Notice to vote the shares they represent as the Board of Directors may recommend. It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are therefore urged to vote by phone, vote via the internet or submit your proxy by mail if you elected to receive printed proxy materials at your earliest convenience.

Notice Regarding the Internet Availability of Proxy Materials for the 2011 Annual Meeting. This proxy statement and our 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, will be available at: http://bnymellon.mobular.net/bnymellon/expo on or about April 20, 2011.

Stockholder Proposals and Nominations for the 2012 Annual Meeting. Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission and our Bylaws.

Stockholder-Initiated Proposals and Nominations for 2012 Annual Meeting

Proposals Submitted under SEC Rules.  Stockholder-initiated proposals (other than director nominations) may be eligible for inclusion in our Proxy Statement for next year’s 2012 Annual Meeting (in accordance with SEC Rule 14a-8) and for consideration at the 2012 Annual Meeting. Our Secretary must receive a stockholder proposal no later than December 22, 2011 for the proposal to be eligible for inclusion. Any stockholder interested in submitting a proposal or nomination is advised to contact legal counsel familiar with the detailed securities law requirements for submitting proposals or nominations for inclusion in a company’s proxy statement. Proposals should be sent to us at: Exponent, Inc., 149 Commonwealth Drive, Menlo Park, CA 94025, Attention: Corporate Secretary.

Director Nominations Submitted under SEC “Proxy Access” Rules. On August 25, 2010, the SEC adopted new “proxy access” rules that provide eligible shareholders with a means of exercising their state-law rights to nominate directors by using the company’s proxy statement to submit shareholder nominees to a vote under specified conditions. Shortly thereafter, a lawsuit challenging the validity of one of the SEC’s “proxy access” rules was filed in the U.S. Court of Appeals for the District of Columbia Circuit, and the SEC stayed the effectiveness of all of the new “proxy access” rules pending the outcome of this litigation. At the time this proxy statement went to press, the SEC’s stay remains in effect, the parties have filed their briefs with the court and oral argument has been scheduled for early April 2011. Whether or not the SEC’s “proxy access” rules will be in effect for the 2012 proxy season will depend on when and how the appellate court resolves this litigation, neither of which we can reasonably predict. We encourage shareholders to learn more about the new “proxy access” rules, which are available to the public on the SEC’s website at www.sec.gov, and otherwise monitor developments in this area to determine whether these rules will be applicable to the Company’s proxy statement relating to its 2012 Annual Meeting of Stockholders. If the SEC makes effective proxy access rules in time to apply to the Company’s proxy statement relating to its 2012 Annual Meeting, nominations of director candidates for election may be submitted in accordance with those rules.

Proposals and Nominations under Company Bylaws. Stockholders may also submit proposals for consideration, and nominations of director candidates for election, at the 2012 Annual Meeting by following certain requirements set forth in our Bylaws. The current applicable provisions of our Bylaws are described below. Proposals will not be eligible for inclusion in the 2012 Proxy Statement unless they are submitted in compliance with then applicable SEC rules as referenced above; however, they will be presented for discussion at our 2012 Annual Meeting if the requirements established by our Bylaws for stockholder proposals and nominations have been satisfied.

For nominations and proposals which are not intended to be included in our 2012 Proxy Statement, the stockholder must provide the information required by our Bylaws and give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary:

•	not earlier than the opening of business on January 20, 2012; and
•	not later than the close of business on February 21, 2012.

For a full description of the requirements for submitting a proposal or nomination, see our Bylaws. Submissions or questions should be sent to us at: Exponent, Inc., 149 Commonwealth Drive, Menlo Park, CA 94025, Attention: Corporate Secretary.

Proxy Solicitation Costs. The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain Company directors, officers and regular employees, without additional compensation, by personal conversation, telephone, telegram, letter, electronically, or by facsimile.

FOR THE BOARD OF DIRECTORS

Richard L. Schlenker, Corporate Secretary

Menlo Park, California

April 20, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

EXPONENT, INC.

INTERNET

http://www.proxyvoting.com/expo

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

96294

Fulfillment

96295

‚FOLD AND DETACH HERE‚

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please mark your votes as indicated in this example ☒

The Board of Directors recommends that you vote FOR the following:

ITEM 1. ELECTION OF DIRECTORS FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

Nominees: ☐☐☐

01 Samuel H. Armacost 05 Paul R. Johnston, Ph.D

02 Mary B. Cranston 06 Stephen C. Riggins

03 Leslie G. Denend, Ph.D. 07 John B. Shoven, Ph.D.

04 Michael R. Gaulke

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends you vote FOR the following proposals:

FOR

AGAINST

ABSTAIN

ITEM 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 30, 2011. ☐☐☐

ITEM 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR FISCAL 2010. ☐☐☐

The Board of Directors recommends a vote for a frequency of one year.

1 year

2 years

3 years

Abstain

ITEM 4 ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION. ☐☐☐

NOTE: TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

Will Attend Meeting ☐ YES

Mark Here for

Address Change

or Comments

SEE REVERSE ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your Exponent, Inc. account online.

Access your Exponent, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Exponent, Inc., now makes it easy and convenient to get current information on your shareholder account.

•View account status

•View certificate history

•View book-entry information

•View payment history for dividends

•Make address changes

•Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.proxyvoting.com/expo

‚FOLD AND DETACH HERE‚

EXPONENT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

2011 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Exponent, Inc. a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 20, 2011, and hereby appoints Paul R. Johnston and Richard L. Schlenker and either of them, each with power of substitution and revocation, proxies and attorneys-in-fact of the undersigned to represent the undersigned and vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held at 149 Commonwealth Drive, Menlo Park, California 94025, at 9:00 a.m., local time, on Thursday, June 2, 2011 and at any adjournment thereof, upon the following matters.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

96294 Fulfillment 96295